UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 25, 2011

Louisiana Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-33573	20-8715162
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Veterans Memorial Boulevard, Metairie, Louisiana		70005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(504) 834-1190

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)– (d)  Not applicable.

(e)           On October 25, 2011, the Bank of New Orleans (the “Bank”), the wholly owned subsidiary of Louisiana Bancorp, Inc. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with C. Holly Callia, the Bank’s Executive Vice President – Mortgage Lending. The Employment Agreement with Ms. Callia has a term of two years, commencing on the date of execution of the agreement.  On each day during the term of the employment period, the term of the Employment Agreement will automatically extended for one additional day unless Bank of New Orleans or Ms. Callia gives notice to the other party not to extend the agreement.  At least annually, the Board of Directors of Bank of New Orleans will consider whether to continue to renew the employment agreement.  The Employment Agreement provides for a current base salary of $60,000.  Such salary may be increased at the discretion of the Board of Directors of Bank of New Orleans but may not be decreased during the term of the agreement without the prior written consent of Ms. Callia.  In addition to her base salary, Ms. Callia receives commission income for new loan originations on such terms as are established from time-to-time by the Bank’s Board of Directors.

The Employment Agreement is terminable with or without cause by Bank of New Orleans. The agreement provides that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by Ms. Callia for “good reason” (which is defined as any material breach by the Bank of the Employment Agreement, including a material diminution in Ms. Callia’s position, salary or duties without her consent, or any material change in the location of Ms. Callia’s employment), she would be entitled to (1) an amount of cash severance which is equal to one times the amount of her base salary as of the date of termination plus the amount of loan commission income earned by Ms. Callia for the prior year and (2) continued participation in certain employee benefit plans of Bank, including medical and dental plans, until the earlier of 12 months or the date she receives substantially similar benefits from full-time employment with another employer.  In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination by Ms. Callia for good reason, as defined, she would be entitled to (1) an amount of cash severance which is equal to two times the sum of her base salary as of the date of termination plus her prior year’s loan commission income and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months or the date she receives substantially similar benefits from another employer upon her full-time employment.

In the event Ms. Callia’s employment is terminated due to cause, death, disability or retirement, she will have no rights under the employment agreement to any compensation or benefits following the date of termination. The Employment Agreement provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by Bank of New Orleans for federal income tax purposes.  Parachute payments generally are payments equal to or greater than three times the executive’s base amount, which is defined to mean the executive’s average annual compensation from the employer includable in the executive’s gross income during the most recent five taxable years ending before the year in which a change in control of the employer occurs.  Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

For additional information, reference is made to the Employment Agreement which is included herein as Exhibit 10.1 and incorporated herein by reference.

 (f)           Not applicable.

Item 9.01            Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

The following exhibits are included herewith.
Number	Description
10.1	Employment Agreement by and between Bank of New Orleans and C. Holly Callia

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOUISIANA BANCORP, INC.

Date: October 26, 2011	By:	/s/Lawrence J. LeBon, III
Lawrence J. LeBon, III
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Number	Description
10.1	Employment Agreement by and between Bank of New Orleans and C. Holly Callia